Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-26977, 33-36379, 33-50746, 333-00733, 333-00749, 333-00757, 333-09387, 333-33327, 333-75383, 333-92155, 333-58526, 333-67472, 333-103653 on Forms S-8 and 333-72034 on Form S-3 of our report dated June 13, 2007 (January 11, 2008 as to the effects of the January 2008 Restatement described in Note 2 to the consolidated financial statements) relating to the financial statements and financial statement schedule of Computer Sciences Corporation (the Company), which report expresses an unqualified opinion and includes explanatory paragraphs relating to a) the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment on April 1, 2006 and SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statement No. 87, 88, 106 and 132R on March 30, 2007 and b) the restatements described in Note 2 to the consolidated financial statements, and of our report on internal control over financial reporting dated June 13, 2007 (January 11, 2008 as to the material weakness related to the treatment of intercompany loans denominated in other than the functional currency in accordance with SFAS No. 52, Foreign Currency Translation, as discussed in Management’s Report on Internal Control over Financial Reporting (as revised)) (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of the material weaknesses) appearing in this Annual Report on Form 10-K/A of the Company for the year ended March 30, 2007.

/s/Deloitte & Touche LLP

Los Angeles, California
January 11, 2008